Contact: Gilbert L. Danielson Executive Vice President Chief Financial Officer 404-231-0011

Aaron’s, Inc.
 Reports Fourth Quarter and Year End Results;
Same Store Revenues Up 5.2%;
 Diluted EPS Up 18% to $.46 for Quarter;
$2.06 for Year

ATLANTA, February 16, 2010 – Aaron’s, Inc. (NYSE: AAN), the nation’s leader in the sales and lease ownership and specialty retailing of residential and office furniture, consumer electronics, home appliances and accessories, today announced revenues and earnings for the three months and year ended December 31, 2009.
For the fourth quarter of 2009, revenues increased 10% to $446.3 million compared to $404.9 million for the fourth quarter in 2008.  Net earnings from continuing operations increased 19% to $25.0 million versus $21.0 million last year.  Diluted earnings per share from continuing operations and diluted earnings after considering discontinued operations per share were $.46 compared to $.39 per share a year ago, an 18% increase.
For the year ended December 31, 2009, revenues increased 10% to $1.753 billion compared to $1.593 billion for 2008.  Net earnings from continuing operations increased 32% to $112.9 million versus $85.8 million a year ago.  Diluted earnings per share from continuing operations were up 31% to $2.07 for 2009 compared to $1.58 in 2008.  Diluted earnings per share were $2.06 compared to $1.66 last year, a 24% increase.
“This was another outstanding quarter for us,” said Robert C. Loudermilk, Jr., President and Chief Executive Officer of Aaron’s.  “We continue to grow as well as deliver our shareholders excellent financial results, and our view of the future remains optimistic.  Our customer base needs basic home furnishings, and no matter what the economic environment we have proven that we are well positioned to fulfill these needs.”

Same store revenues (revenues earned in Company-operated stores open for the entirety of both periods) increased 5.2% during the fourth quarter of 2009 compared to the fourth quarter of 2008.  Same store revenues also increased 4.6% for Company-operated stores open for over two years at the end of December 2009.  The Company had 829,000 customers and its franchisees had 451,000 customers at the end of the year, a 16% increase in total customers over the number at the end of 2008 (customers of our franchisees, however, are not customers of Aaron’s, Inc).  The customer count on a same store basis for Company-operated stores was up 10.6% in the fourth quarter compared to the same quarter last year.
In the fourth quarter of 2008 the Company consummated the sale of substantially all of the assets of its Aaron’s Corporate Furnishings division.  The Company no longer includes the revenues and expenses of the Aaron’s Corporate Furnishings division in its continuing operations, and now reports the net earnings or loss of the division as discontinued operations.  Prior periods are restated to reflect this change in accounting.

Division Results
Revenues in the Aaron’s Sales & Lease Ownership division increased in the fourth quarter to $441.7 million, an 11% increase over the $398.8 million in revenues in the fourth quarter of 2008.  For the year, sales and lease ownership revenues were $1.734 billion, an 11% increase over the $1.569 billion recorded last year.
The revenues of the Aaron’s Office Furniture stores decreased 27% to $4.1 million in the fourth quarter of 2009 compared to $5.6 million in the fourth quarter of 2008.  Aaron’s Office Furniture revenues for the year declined 25% to $16.5 million compared to $22.1 million a year ago.  The Aaron’s Office Furniture stores recorded pre-tax losses of $1.3 million in the fourth quarter of 2009 and $695,000 in the fourth quarter of 2008, and pre-tax losses of $7.8 million in 2009 and $2.2 million in 2008.
The net earnings from discontinued operations for the fourth quarter of 2009 were $27,000 compared to net earnings of $69,000 in the prior year. For the year, discontinued operations had a net loss of $277,000 compared to net earnings of $4.4 million in 2008.

Components of Revenue
Consolidated lease revenues and fees increased 10% for the fourth quarter and 11% for the year compared to the previous year.  In addition, franchise royalties and fees increased 17% in the fourth quarter and 18% for the year compared to the same periods last year.  Non-retail sales, which are primarily sales of lease merchandise to Aaron’s Sales & Lease Ownership franchisees, increased 12% for the quarter compared to the fourth quarter last year and 6% for the year. The increases in the Company’s franchise royalties and fees and non-retail sales are the result of an increase in revenues of the Company’s franchisees, who collectively had revenues of $196.5 million during the fourth quarter and $759.0 million for the year, both 14% increases over the comparable 2008 periods.  Same store revenues for franchised stores were up 8.9% for the fourth quarter of 2009 compared to the fourth quarter of 2008.  Revenues of franchisees, however, are not revenues of Aaron’s, Inc.
The Company’s other revenues in the fourth quarter of 2009 included $1.6 million of gains from the sales of Company-operated stores.  Other revenues for the fiscal year included gains from the sales of stores of $7.8 million in 2009 and $8.5 million in 2008.

Store Count
During the fourth quarter of 2009 the Aaron’s Sales & Lease Ownership division opened 25 new Company-operated stores and 21 new franchised stores.  It also acquired one franchised store and sold ten Company-operated stores to a franchisee.  In addition, during the quarter four Company-operated stores and two franchised sales and lease ownership stores were closed, along with two Company-operated RIMCO stores.  One new Aaron’s Office Furniture store was also opened.
For the 2009 year, the Company opened 85 new Company-operated stores and 84 new franchised stores.  The Company’s total net store count from its continuing operations increased 8.8% for the year.
During the fourth quarter and fiscal year of 2009 the Company awarded area development agreements to open 28 and 159 additional franchised stores, respectively. At the end of December 2009 there were development agreements awarded to open 269 franchised stores that we expect will open over the next several years.
At December 31, 2009 the Aaron’s Sales & Lease Ownership division consisted of 1,071 Company-operated stores, 590 franchised stores, 11 Company-operated RIMCO stores, and seven franchised RIMCO stores.  The Company also had 15 Aaron’s Office Furniture stores.  The total number of stores open at the end of 2009 was 1,694.

First Quarter and Full Year 2010 Outlook
The Company has updated its guidance for 2010 and expects to achieve the following at this time:
-	First quarter revenues (excluding revenues of franchisees) of approximately $485 million.

-	First quarter diluted earnings per share in the range of $.62 to $.67 per share, assuming no significant store or asset sales, or weather related issues.

-	Fiscal year 2010 revenues (excluding revenues of franchisees) of approximately $1.85 billion.

-	Fiscal year 2010 diluted earnings per share in the range of $2.15 to $2.35.

-
New store growth of approximately 5% to 9% over the store base at the end of 2009, for the most part an equal mix between Company-operated and franchised stores.  This will be a net store growth after any opportunistic merging or disposition of stores.

-	The Company will continue as warranted to consolidate or sell stores not meeting performance goals.

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The Company also plans to continue to acquire franchised stores, convert independent operator’s stores to Aaron’s franchised stores, or sell Company-operated stores to franchisees as opportunities present themselves.

Conference Call
Aaron’s will hold a conference call to discuss its quarterly financial results on Tuesday, February 16, 2010, at 5:00 pm Eastern Time. The public is invited to listen to the conference call by webcast accessible through the Company’s website, www.aaronsinc.com, in the “Investor Relations” section.  The webcast will be archived for playback at that same site.
Aaron’s, Inc., based in Atlanta, currently has more than 1,700 Company-operated and franchised stores in 48 states and Canada.  The Company’s MacTavish Furniture Industries division manufactured approximately $72 million at cost of furniture and bedding at 12 facilities in five states in 2009.  The majority of production of MacTavish is for shipment to Aaron’s stores.

 “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron’s, Inc.’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements.  These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, customer demand and other issues, and the risks and uncertainties discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.  Statements in this release that are “forward-looking” include without limitation Aaron’s projected revenues, earnings, and store openings for future periods.

Aaron’s, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share amounts)

	(Unaudited) Three Months Ended		(Unaudited) Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Revenues:
Lease Revenues and Fees	$321,493	$293,165	$1,310,709	$1,178,719
Retail Sales	9,183	10,824	43,394	43,187
Non-Retail Sales	97,697	87,146	327,999	309,326
Franchise Royalties and Fees	14,033	11,965	52,941	45,025
Other	3,862	1,794	17,744	16,351
Total	446,268	404,894	1,752,787	1,592,608
Costs and Expenses:
Retail Cost of Sales	5,228	6,540	25,730	26,379
Non-Retail Cost of Sales	89,416	80,136	299,727	283,358
Operating Expenses	196,106	176,565	771,634	705,566
Depreciation of Lease Merchandise	114,815	106,307	474,958	429,907
Interest	849	1,225	4,299	7,818
Total	406,414	370,773	1,576,348	1,453,028
Earnings from Continuing Operations Before Taxes	39,854	34,121	176,439	139,580
Income Taxes	14,817	13,111	63,561	53,811
Net Earnings from Continuing Operations	25,037	21,010	112,878	85,769
Earnings (Loss) from Discontinued Operations, Net of Income Taxes	27	69	(277)	4,420
Net Earnings	$25,064	$21,079	$112,601	$90,189
Earnings Per Share: From Continuing Operations	$.46	$.39	$2.09	$1.61

From Discontinued Operations	.00	.00	(.01)	.08
Total	$.46	$.39	$2.08	$1.69
Earnings Per Share Assuming Dilution: From Continuing Operations	$.46	$.39	$2.07	$1.58
From Discontinued Operations	.00	.00	(.01)	.08
Total	$.46	$.39	$2.06	$1.66
Weighted Average Shares Outstanding	54,236	53,526	54,092	53,409
Weighted Average Shares Outstanding Assuming Dilution	54,709	54,236	54,634	54,189

Selected Balance Sheet Data
(In thousands)
       (Unaudited and Preliminary)

	December 31, 2009	December 31, 2008
Cash	$109,685	$7,376
Accounts Receivable, Net	66,095	59,513
Lease Merchandise, Net	682,402	681,086
Property, Plant and Equipment, Net	227,616	224,431
Other Assets, Net	235,658	260,864

Total Assets	1,321,456	1,233,270

Bank Debt	-	35,000
Senior Notes	36,000	58,000
Total Liabilities	434,196	471,726
Shareholders’ Equity	$887,260	$761,544